Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-63912) of Jack Henry & Associates, Inc. of our report dated June 29, 2017 relating to the financial statements and supplemental schedule of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
June 29, 2017